CONSULTING AND CONFIDENTIALITY AGREEMENT
THIS AGREEMENT made effective the list day of August, 1997.

Between:

Sysgold Inc.
450, 250 - 6th Avenue SW
Calgary
AB, T2P 3H7


(hereinafter called the Client)

and

S.l. Systems Ltd.
1400, 505 - 3rd Street S.W.
Calgary, AB
T2P 3E6

(hereinafter called the Consultant)

WHEREAS the Client wishes to retain the Consultants representative, Alex Fernandez for Services;

AND WHEREAS the Client and the Consultant wish to identify their respective responsibilities and to provide for confidentiality of any information relating to this Agreement.

NOW THEREFORE the parties agree as follows:

1 The Consultant will provide the hourly consulting Services, hereinafter called the Services, to the Client at a rate of $65 per hour.

2 The Consultant will provide the professional Services as required and directed by the Client. The Services shall be performed at the venue directed by the Client.

3 The Consultants representative will work to the reasonable office hours dictated by the Client.

4      (a) Any and all designs, design concepts and improvements thereto which the Consultant may conceive as a direct result of his/her work for the Client, including all print copies, originals, and demo copies shall be the property of the Client and shall not be expressed in any form to any other party without the express written consent of the Client.

       (b) Immediately upon completion of the Services, the Consultant shall deliver to the Client at the aforementioned address all originals and copies of any documentation relating to the Services and any other confidential information.

5      (a) The Consultant shall at all times, both during and after the term of this Agreement, ensure that it and any of its associates, servants, or employees maintain in confidence and not to disclose or permit disclosure of any Confidential Information to any entity or utilize any Confidential Information, except as may be required to perform the Services under this Agreement.

       (b) For the purposes of this Agreement, Confidential Information shall include all information (whether or not reduced to writing) received or acquired by the Consultant during the course of or incidental to the performance of the Services and which in any way concern or is related to the property, business, undertaking or affairs of the Client, including without limitation the following:

              (i)   all Client documentation
              (ii)  all Client proprietary application knowledge

              with the exception only of information which is public or becomes public information through no action of the Consultant and information which is received from another entity lawfully in possession of the information and under no obligation to keep the information confidential.

6 The Client agrees not to directly or indirectly solicit the Services of the Consultants representative for a period of six months from the termination of this contract. It is the Clients responsibility to monitor the activities, hours and value of Services provided by the Consultants representative.

7 This Agreement shall constitute a periodic consultancy commencing August 1, 1997 and shall terminate the Services September 15, 1997. The Client may terminate the Services of this contract with a two (2) day written notice to S.l. Systems Ltd.

DATED at Calgary, Alberta, this 13th day August, 1997.


Per:
SysGold Inc.

Per:
S.I. Systems Ltd.